Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated December 15, 2017, with respect to the balance sheets of Fifth Creek Energy Operating Company, LLC as of December 31, 2016, 2015, and 2014, and the related statements of income, changes in stockholders’ equity, and cash flows for the years ended December 31, 2016 and 2015 and for the period from April 21, 2014 (inception) through December 31, 2014, included herein and to the reference to our firm under the heading “Experts” in registration statement No. 333-222275.

/s/ KPMG LLP

Denver, Colorado

January 25, 2018